Exhibit 10.24

FY 07 Summary of Compensation Arrangements for Named Executive Officers

     The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Organization & Compensation Committee of the Board reviews and determines the salaries that are paid to the Company’s executive officers. Salaries are intended to be competitive and reflect factors such as individual performance, level of responsibility, and prior experience. The following are the annual base salaries for fiscal 2007 for the Company’s fiscal 2006 Chief Executive Officer, other four most highly compensated executive officers for fiscal 2006, and Dale R. Olseth, the Company’s former Executive Chairman, whose compensation disclosure would have been provided in the Company’s proxy statement for fiscal 2006 but for the fact that he was not serving as an executive officer of the Company at the end of fiscal 2006.

Named Executive Officer	Base Salary
Bruce J Barclay	$351,000
Philip D. Ankeny	$216,394
Steven J. Keough	$215,796
Paul A. Lopez	$250,790
Brian L. Robey	$180,000
Dale R. Olseth (1)	$0

     In addition, the Named Executive Officers are eligible to receive cash bonuses, stock options, performance shares and other awards under the Company’s FY 2007 SurModics Bonus Plan and its Amended and Restated 2003 Equity Incentive Plan. The FY 2007 SurModics Bonus Plan and forms of options and awards under the Amended and Restated 2003 Equity Incentive Plan, are exhibits to this Form 10-K. A description of certain former stock plans, other benefit plans generally available to all Company employees, including the Named Executive Officers, and the compensation philosophy of the Organization & Compensation Committee are set forth in the Company’s Proxy Statement filed with the SEC in December 2005, which description is incorporated herein by reference.

(1) Mr. Olseth retired as the Executive Chairman and an employee of the Company on July 31, 2006. Mr. Olseth continues to serve as a director of the Company.